Company Contact:	Investor Relations Contact:
Mr. Jing Xie	Mr. Crocker Coulson, President
Chief Financial Officer	CCG Investor Relations
Universal Travel Group	Phone: +1-646-213-1915 (NY office) or
Phone: +86-755-8366-8489	Mr. Gary Chin, Phone: +1-646-213-1909
Email: 06@cnutg.cn	E-mail: crocker.coulson@ccgir.com
us.cnutg.com	www.ccgirasia.com

FOR IMMEDIATE RELEASE

Universal Travel Group Seeks New Opportunities Following Attendance at China Chongqing International Investment and Global Sourcing Fair

SHENZHEN, China, May 20, 2009 – Universal Travel Group (OTC BB: UTVL.OB) (“Universal Travel Group” or the “Company”), a growing travel services provider in the People’s Republic of China (“PRC”) specializing in online and customer representative services to the travel service industry offering packaged tours, air ticketing, hotel reservation and air cargo agency services, today announced that the Company achieved positive results from attending the 12th Chongqing International Investment and Global Sourcing Fair (“CCISF”) and that it plans to seek new business opportunities in Chongqing.

As a result of attending CCISF, Universal Travel Group gained approximately 5,000 new registered members, which helped the Company’s member base to surpass 2.8 million. Universal Travel Group also successfully showcased its TRIPEASY Kiosks as well as its other travel services at CCISF to further penetrate the consumer market and familiarize the audience with the Company’s capabilities as a top level travel service provider in China.

The Company also plans to establish a new subsidiary in Chongqing to capitalize on the rapid growth in the Chongqing Delta area, which covers Chongqing, Xi’an and Chengdu. Chongqing and Chengdu have current populations of 32 million and 13 million, respectively. Both the Chengdu and Chongqing airports are ranked 6th and 10th in China, respectively, in terms of the total number of passengers transported in China. Chongqing is building a new airport terminal, which will allow the airport to transport over 30 million passengers by 2015, comparable to Shanghai’s Pudong International Airport. Additionally, favorable policies including lower income taxes, faster administrative processing, access to lower labor rates and growing local demand driven by close proximity to two international airports – Chongqing and Chengdu, create a friendly business environment for Universal Travel Group.

“Chongqing and Chengdu are fast developing cities in China with large populations and growing demand for travel and leisure products and services,” said Ms. Jiangping Jiang, Chairwoman and CEO of Universal Travel Group.  “We plan to leverage our comprehensive service platform to meet the increasing demand and future growth of the people in Chongqing Delta area.  We remain very excited about the future development of Universal Travel Group and the travel industry as a whole.”

About CCISF

China Chongqing International Investment and Global Sourcing Fair (“CCISF”), an annual event co-hosted by the Ministry of Commerce of the P.R.C, the Three Gorges Project Construction Office of the State Council, Chongqing Municipal People’s Government, and Municipal Governments of Brother Provinces and Cities, is an important activity for trade and investment promotion. It provides a platform for economic exchange and cooperation between China’s western areas and other regions, the development of regional economies from eastern, central and western China, and also for the cooperation and communication between Chongqing and other provinces and cities. On the first day of the conference, total business contracts signed were valued at over 65 billion RMB.

About Universal Travel Group

Universal Travel Group, a growing travel services provider in the PRC, is engaged in providing reservation, booking, and domestic and international travel and tourism services throughout the PRC via the internet and through customer representatives. Under the theme “Wings towards a more colorful life” the company's core services include tour packaging for customers, booking services for air tickets and hotels as well as air cargo transportation. In 2007, Universal Travel Group completed the acquisitions of Speedy Dragon, specializing in air cargo transportation; Xi’an Golden Net, specializing in travel packaged tours; Shanghai LanBao, specializing in hotel reservation and Foshan Overseas International, a PRC-based company that handles domestic and international travel inquiries. Universal Travel Group's goal is to become the PRC’s leading travel services provider in all fields of the tourism industry including the aviation, cargo, hotel booking and tour packaging segments. For more information about the Company, please visit us.cnutg.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains certain statements that may include “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included herein are “forward-looking statements”. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to successfully expand its market presence and those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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